Galena Biopharma Reports Fourth Quarter and Year End 2016 Financial Results and Provides a Corporate Update

San Ramon, California, March 15, 2017- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs, today reported its financial results for the quarter and year ended December 31, 2016.

“I am honored to be selected by the Board of Directors to lead Galena as we explore the best possible outcome for the company and its shareholders,” said Stephen F. Ghiglieri, Interim Chief Executive Officer. “As we announced last week, we are working closely with our advisors, Canaccord Genuity, Inc., to evaluate strategic alternatives that may include monetizing our assets, a sale of the company, a business combination, a merger or reverse merger, or remaining as a stand-alone entity. We do not have a set timetable for the process, but we are currently conserving working capital to allow us to make the best strategic decision for the future of the Company.”

Mr. Ghiglieri continued, “2016 brought many challenges for Galena. Most significantly, our Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) trial was discontinued last June based on the recommendation from the independent data monitoring committee that the trial would be futile. While this was a serious setback, NeuVax continues to be our asset with the greatest market potential and the most near term data readout, and we are encouraged by the progress of our two ongoing investigator-sponsored combination trials with NeuVax and trastuzumab. After obtaining positive futility analyses on these trials from the data safety monitoring board (DSMB) last month, we look forward to enrollment being completed in both of those trials this year. To date, in these trials, NeuVax (nelipepimut-S plus GM-CSF) has been well tolerated with no increased cardiotoxicity associated with giving it in combination with trastuzumab. For the Phase 2b trial in patients with low-to-intermediate HER2 expression (HER2 1+/2+), the DSMB recommended to continue the trial and determined that the pre-specified interim efficacy analysis be moved up from 12 months to 6 months after the last patient is enrolled. Therefore, we expect enrollment to be completed in the second quarter of 2017, and for the DSMB to perform the interim efficacy analysis near the end of 2017. For the Phase 2 trial in high-risk, HER2 3+ patients, we expect enrollment to be completed by the end of the year. Furthermore, our single-agent trial in patients with ductal carcinoma in situ (DCIS) is also open for enrollment and screening patients. And, finally, our clinical team has locked the database and is closing out the PRESENT trial with the plan to present the final data at a medical conference later this year.”

“Over the second half of 2016, the clinical team was able to effectively refocus their efforts on GALE-401 and did an outstanding job preparing a robust development plan with the support of regulatory experts and key opinion leaders who treat myeloproliferative neoplasms. We were pleased to report that after a productive meeting with the U.S. Food and Drug Administration (FDA) in December, we received confirmation from the FDA that the GALE-401 development program is appropriate for a New Drug Application (NDA) filing using the 505(b)(2) regulatory pathway in patients with essential thrombocythemia (ET) who are intolerant or resistant to hydroxyurea. As a result, we have developed a clear path forward for GALE-401 in the treatment of ET and the team continues the internal work to prepare the Phase 3 trial for initiation. Subject to completing the manufacturing of the new formulation and the internal work to prepare the Phase 3 trial for initiation, the Company is evaluating the appropriate time to commence enrollment of the GALE-401 trial and anticipates making a definitive determination in the second half of 2017,” added Mr. Ghiglieri.

Mr. Ghiglieri concluded, “Operationally, we have narrowed our focus in the very near term, strengthened our balance sheet, and are actively moving forward with evaluating strategic options while being keenly focused on providing the best possible outcome for patients and our shareholders. I look forward to keeping you updated in the coming months.”

FINANCIAL REVIEW

Operations

During the three months ended December 31, 2016, operating loss was $7.1 million, including $0.4 million in non-cash stock-based compensation, compared to $7.6 million, including $0.6 million in non-cash stock-based compensation for the same period in 2015. Operating loss for 2016 was $31.9 million, including $2.3 million in non-cash stock-based compensation, compared to $34.2 million, including $1.9 million in non-cash stock-based compensation for 2015. Galena’s development programs and general and administrative expenses are classified as continuing operations. Loss from continuing operations were as follows:

•
$1.9 million for the fourth quarter of 2016, or $0.17 per basic and diluted share, including $5.4 million in non-operating income; compared to $10.8 million for the fourth quarter of 2015, or $1.33 per basic and diluted share, including $2.9 million non-operating expense.

•
$11.1 million for 2016, or $1.11 per basic and diluted share, including $21.0 million in non-operating income; compared to $39.0 million for 2015, or $5.02 per basic and diluted share, including $4.4 million in non-operating expense.

Management believes the most relevant measure of our performance is our operating loss.

Net non-operating income (expense) is primarily driven by changes in the estimated fair value of warrants accounted for as liabilities and the contingent purchase price liability that are reflected as non-cash gains and losses in the consolidated financial statements. Net non-operating income (expense) can be broken down as follows:

•
$8.0 million gain for the fourth quarter of 2016 due to the significant decrease in the estimated fair value of warrants accounted for as liabilities compared to a $2.1 million gain during the same period in 2015.

•	$22.2 million gain for 2016 due to the significant decreases in the estimated fair value of warrants accounting for as liabilities compared to $1.2 million gain in 2015.

•	$5.0 million gain in 2016 due to the decrease in the contingent purchase price liability related to NeuVax and the decision to close the PRESENT study.

•	$1.5 million of interest expense and $1.0 million in litigation settlements partially offset the non-cash gains for the fourth quarter of 2016.

•	$3.5 million of interest expense and $2.8 million in litigation settlements partially offset the non-cash gains for 2016.
Loss from discontinued operations from Galena's former commercial business for the fourth quarter of 2016 was $3.6 million, or $0.32 per basic and diluted share, compared to $8.9 million, or $1.10 per basic and diluted share, for the same period of 2015. Loss from discontinued operations for 2016 was $12.4 million, or $1.25 per basic and diluted share, compared to $24.9 million, or $3.21 per basic and diluted share, for 2015. The three and twelve months ended December 31, 2015 include a one-time non-cash impairment charge of $8.1 million from the former commercial business being classified as held for sale, in addition to a $4.5 million loss on sale of the commercial assets, and $1.3 million in severance and exit costs.

Overall, net loss for the fourth quarter of 2016 was $5.5 million, or $0.49 per basic and diluted share, compared to net loss of $19.7 million, or $2.43 per basic and diluted share, for the same period of 2015.
Net loss for 2016 was $23.5 million, or $2.36 per basic and diluted share, compared to $63.9 million, or $8.23 per basic and diluted share, for 2015.

Cash and Cash Equivalents

Galena had cash and cash equivalents of approximately $18.1 million as of December 31, 2016, compared with $29.7 million as of December 31, 2015. The decrease of approximately $11.6 million in cash and cash equivalents during 2016 was attributable primarily to $44.9 million used in operating activities, $1.1 million in selling expenses paid related to the sale of the Company’s commercial products, and $5.6 million in payments on long-term debt. The decrease was partially offset by $33.5 million in net proceeds from issuance of common stock, and $5.8 million becoming available to the Company from long-term debt. As of December 31, 2016, Galena had $18.0 million of restricted cash of which $17.6 million is restricted under the terms of our debenture.

In its Annual Report on Form 10-K for December 31, 2016, Galena reported that as of February 28, 2017, the Company has approximately $29.1 million in cash and $13.7 million in restricted cash. The Company expects its cash burn for the remainder of 2017 to be approximately $18 million to $22 million based on its current limited operations and estimates of legal expenses associated with the ongoing government investigation and pending legal matters. The cash burn projection is subject to changes in the Company’s operating plans, resolution of the ongoing government investigation and legal matters, uncertainties inherent in the business, strategic alternatives outcomes, and the need to seek to replenish its existing cash and cash equivalents sooner than and in greater amounts than projected.

FOURTH QUARTER AND RECENT HIGHLIGHTS

Operational Highlights

Positive Outcome from the Data Safety Monitoring Board on the Two NeuVax™ (nelipepimut-S) Clinical Trials in Combination with Trastuzumab

In February, Galena reported the results from a meeting of the DSMB for the two investigator-sponsored (IST) combination clinical trials with NeuVax plus trastuzumab. The DSMB reported that there are no safety concerns with either trial and neither was found to be futile. For the Phase 2b trial in patients with low-to-intermediate HER2 expression (HER2 1+/2+), n=242 patients were evaluated, and the recommendation from the DSMB is to continue the trial with one revision to the statistical analysis plan regarding the timing of the pre-specified interim analysis. Given the lengthy duration of enrollment for the trial, the DSMB determined that the pre-specified interim efficacy analysis be moved up from 12 months to 6 months after the last patient is enrolled. Completion of enrollment is expected in the second quarter of 2017; therefore, the DSMB expects to perform the interim efficacy analysis near the end of 2017. For the Phase 2 trial in high-risk, HER2 3+ patients, and per the trial protocol, the pre-specified interim safety analysis was also completed on n=50 patients and demonstrated that NeuVax is well tolerated with no increased cardiotoxicity associated with giving NeuVax in combination with trastuzumab. The recommendation from the DSMB is to continue the HER2 3+ trial unmodified.

FDA Confirms 505(b)(2) regulatory pathway for GALE-401 Phase 3 Trial.

After a productive meeting with the U.S. Food and Drug Administration (FDA) in December 2016, the FDA confirmed that the GALE-401 development program is appropriate for a NDA filing using the 505(b)(2) regulatory pathway in patients with essential thrombocythemia who are intolerant or resistant to hydroxyurea.

Announced the Phase 2 Clinical Trial of NeuVax in DCIS is Open for Enrollment and Screening Patients and Presented the Trial Design at the San Antonio Breast Cancer Symposium.

In December 2016, the Company announced the NeuVax Phase 2 clinical trial entitled, VADIS: Phase 2 trial of the Nelipepimut-S Peptide VAccine in Women with DCIS of the Breast, is now open for enrollment and screening patients. The trial is being run in collaboration with the National Cancer Institute (NCI) and The University of Texas MD Anderson Cancer Center Phase I and II Chemoprevention Consortium. The trial design was presented via poster at the San Antonio Breast Cancer Symposium (SABCS) in December 2016.

Presented multiple posters on the GALE-301/GALE-302 Phase 1b programs.

At SABCS, the poster, entitled, Determining the optimal vaccination strategy using a combination of the folate binding protein (FBP) peptide vaccine (E39+GM-CSF) and an attenuated version (E39’) to maximize the immunologic response in breast cancer patients, was presented on the breast cancer patients in the GALE-301 (E39) and GALE-302 (E39’) Phase 1b clinical trial targeting Folate Binding Protein. In the trial, both the E39 and E39’ peptide vaccines were noted to be well tolerated and immunogenic with no clinicopathologic differences between groups. Local reaction increased in all groups with administration of the vaccine as measured and assessed using orthogonal means. The greatest increase was seen in the treatment arm that administered GALE-301 followed by GALE-302, which approached statistical significance, and this arm was also the only arm with a statistically significant increase in delayed type hypersensitivity.

In November 2016, data from the GALE-301/GALE-302 clinical program was presented at the Society for Immunotherapy of Cancer Conference 2016. The presentation, entitled, Phase Ib Trial of Two Folate Binding Protein (FBP) Peptide Booster Vaccines (E39 and E39’) in Breast and Ovarian Cancer Patients, reported the peptide-specific immune response to E39 and E39’ after different combinations of vaccination and boosting. The data showed that both E39 and E39’ are well tolerated with all related adverse events at grade 1 or grade 2. Though numbers were small, patients boosted with the attenuated peptide showed increased cytotoxic T lymphocyte (CTL) response to boosting regardless of significant residual immunity resulting from the primary vaccination series. While this data needs to be confirmed with a larger sample size, this is consistent with the theoretical advantage of boosting with an attenuated peptide, which is expected to induce less antigen-induced cell death of CTLs.

In October 2016, a podium presentation was delivered on the GALE-301/GALE-302 clinical program at the American College of Surgeons Clinical Congress 2016. The presentation was entitled, A Phase Ib Trial Comparing Different Doses/Schedules of a Folate Binding Protein (FBP)-derived Peptide Vaccine, E39, and its Attenuated Version, E39’, to Induce Long-term FBP- specific Immunity in Disease-free Cancer Patients. In this trial, which enrolled mostly breast cancer patients who have lower FBP exposure than ovarian patients, the 500mcg dose appears to provide a more optimal immunological response. This differs from the results in ovarian cancer patients, who have much higher FBP expression, with potential secondary immune tolerance, where 1000mcg was the optimal dose. However, E39’ (GALE-302) given after E39 (GALE-301) was able to induce long-term immunity in both dosing cohorts, underscoring the potential importance of attenuated peptides in relatively antigen-naïve patients.

Presented NeuVax plus Trastuzumab Interim Safety Data.

Interim safety data from the NeuVax Phase 2b combination study with trastuzumab was presented at the European Society for Medical Oncology (ESMO) 2016. The clinical trial is a randomized, multicenter, investigator-sponsored, 300 patient Phase 2b study enrolling HER2 1+ and 2+ node positive, and high-risk node negative patients. The poster, entitled, Interim safety analysis of a phase II trial combining trastuzumab and NeuVax, a HER2-targeted peptide vaccine, to prevent breast cancer recurrence in HER2 low expression, demonstrated that this novel combination of trastuzumab and NeuVax in HER2 low-expressing LE patients is well tolerated and the cardiac effects of trastuzumab are not impacted by the addition of NeuVax.

Corporate Highlights

Evaluation of Strategic Alternatives and Resignation of President and Chief Executive Officer.

On January 31, 2017, Galena’s Board of Directors announced that it is in the process of engaging an outside advisor to evaluate strategic alternatives for the company focused on maximizing stockholder value. On March 9, 2017, it was announced that Canaccord Genuity, Inc. was engaged as the Company’s financial advisor to assist in the review process. Potential strategic alternatives that may be explored or evaluated as part of this review include continuing to advance the clinical programs as a stand-alone entity, a sale of the company, a business combination, a merger or reverse merger, and a license or other disposition of corporate assets of the company. There is no set timetable for this process and there can be no assurance that this process will result in a transaction. On January 31, 2017, the Company also announced the resignation of Mark W. Schwartz, Ph.D. as President and Chief Executive Officer and as a member of the board of directors of each of Galena Biopharma, Inc., Apthera, Inc. and Mills Pharmaceutical, LLC.

Appointed Interim Chief Executive Officer.

Stephen F. Ghiglieri was appointed by the Board of Directors as Interim Chief Executive Officer, effective February 21, 2017. Mr. Ghiglieri will also continue to serve as the Company’s Chief Financial Officer, a position to which he was appointed in November 2016.

Closed a Public Offering of Common Stock and Warrants.

On February 12, 2017, the Company closed the previously announced underwritten public offering of common stock and warrants. The net proceeds to Galena were approximately $15.5 million.

Settlement with the Securities and Exchange Commission.

In December 2016, Galena and its former CEO, Mark Ahn, reached an agreement in principle to a proposed settlement that would resolve an investigation by the staff of the Securities and Exchange Commission (SEC) involving conduct in the period 2012-2014 regarding the commissioning of internet publications by outside promotional firms. The proposed settlement is subject to approval by the Commission and would acknowledge our cooperation in the investigation and confirm our voluntary undertaking to continue that cooperation. If the Commission does not approve the settlement, we may need to enter into further discussions with the SEC staff to resolve the investigated matters on different terms and conditions. As a result, there can be no assurance as to the final terms of any resolution including its financial impact or any future adjustment to the financial statements.

Announced a Reverse Stock Split.

The reverse stock split became effective on November 11, 2016 and the Company’s common stock commenced trading on a split-adjusted basis on November 14, 2016. The Company's common stock continues to trade on the NASDAQ Capital Market under the symbol "GALE" but under the new CUSIP number 363256504. The reverse stock split was authorized by the Company’s stockholders at the Special Meeting of Stockholders held on October 21, 2016.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating expenses:
Research and development	$4,618	$4,849	$19,860	$23,611
General and administrative	2,517	2,740	12,007	10,609
Total operating expenses	7,135	7,589	31,867	34,220
Operating loss	(7,135)	(7,589)	(31,867)	(34,220)
Non-operating income (expense):
Litigation settlements	(950)	(5,282)	(2,750)	(5,282)
Change in fair value of warrants potentially settleable in cash	8,048	2,143	22,220	1,162
Interest expense, net	(1,520)	(153)	(3,508)	(760)
Change in fair value of the contingent purchase price liability	(135)	440	5,047	509
Total non-operating income (expense), net	5,443	(2,852)	21,009	(4,371)
Loss before income taxes	(1,692)	(10,441)	(10,858)	(38,591)
Income tax expense	243	365	243	365
Loss from continuing operations	$(1,935)	$(10,806)	$(11,101)	$(38,956)
Discontinued operations
Loss from discontinued operations	(3,581)	(8,872)	(12,448)	(24,946)
Net loss	$(5,516)	$(19,678)	$(23,549)	$(63,902)
Net loss per common share:
Basic and diluted net loss per share, continuing operations	$(0.17)	$(1.33)	$(1.11)	$(5.02)
Basic and diluted net loss per share, discontinued operations	$(0.32)	$(1.10)	$(1.25)	$(3.21)
Basic and diluted net loss per share	$(0.49)	$(2.43)	$(2.36)	$(8.23)
Weighted-average common shares outstanding: basic and diluted	11,279,619	8,095,271	9,958,802	7,763,236

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,083	$29,730
Restricted cash	18,022	401
Litigation settlement insurance recovery	—	21,700
Prepaid expenses and other current assets	581	1,398
Current assets of discontinued operations	813	392
Total current assets	37,499	53,621
Equipment and furnishings, net	199	335
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,898
Deposits	96	171
Total assets	$65,811	$82,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$840	$1,597
Accrued expense and other current liabilities	4,292	5,292
Litigation settlement payable	950	25,000
Fair value of warrants potentially settleable in cash	1,860	14,518
Current portion of long-term debt	16,397	4,739
Current liabilities of discontinued operations	6,059	5,925
Total current liabilities	30,398	57,071
Deferred tax liability, non-current	5,661	5,418
Contingent purchase price consideration, net of current portion	1,095	6,142
Total liabilities	37,154	68,631
Stockholders’ equity	28,657	13,513
Total liabilities and stockholders’ equity	$65,811	$82,144

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and its novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the evaluation of strategic alternatives, the timetable for completing the evaluation of strategic alternatives, the progress of the development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities, Galena’s current and prospective financial condition, liquidity and access to capital, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, and projected market opportunities for product candidates or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2016, most recent Quarterly Reports on Form 10-Q, current reports on Form 8-K, and the prospectus supplement filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.